EXHIBIT 99.1

Caribou Biosciences Appoints Syed Rizvi, M.D., as Chief Medical Officer

Dr. Rizvi brings significant experience in oncology cell therapy development

BERKELEY, CA, January 18, 2022 (GLOBE NEWSWIRE) – Caribou Biosciences, Inc. (Nasdaq: CRBU), a leading clinical-stage CRISPR genome-editing biopharmaceutical company, today announced the appointment of Syed Rizvi, M.D., to the newly created position of chief medical officer. Dr. Rizvi has more than two decades of experience in all stages of drug development, from clinical strategy and execution through regulatory submissions to support approval and commercialization of several cancer treatments, including two autologous CAR-T cell therapies ABECMA® and BREYANZI®.

“Syed’s extensive industry knowledge, strategic insight, and significant leadership experience in the development of oncology cell therapies will be valuable to Caribou as we advance our pipeline of sophisticated genome-edited allogeneic therapeutics,” said Rachel Haurwitz, Ph.D., Caribou’s president and chief executive officer. “In 2022, we plan to disclose initial data from our ANTLER Phase 1 clinical trial evaluating CB-010, file an IND application for our second CAR-T cell product candidate, CB-011, and announce target selection for our first CAR-NK cell therapy, CB-020. We have a transformative year ahead of us and I am delighted to welcome Syed to the Caribou team.”

“I am thrilled to join Caribou, a pioneering company at the cutting edge of CRISPR genome editing and allogeneic cell therapy discovery and development,” said Dr. Rizvi. “Caribou’s promising pipeline and highly specific Cas12a chRDNA technology have the potential to revolutionize the treatment of patients with cancer and may have broader applications. I am excited to lead Caribou’s clinical development initiatives and look forward to working with our experienced leadership team, dedicated colleagues, investigators, and regulatory authorities to achieve Caribou’s mission to provide innovative, transformative therapies for patients with devastating diseases.”

Dr. Rizvi most recently served as chief medical officer of Chimeric Therapeutics, where he led the strategy and execution of clinical development programs for the company’s T cell and NK cell therapy platforms and helped build the pipeline. Previously, he worked for Legend Biotech, a cell therapy company, serving as head and vice president of clinical development, clinical operations, safety, data sciences, project management, and medical affairs, and he served as co-chair of the joint development committee for the Legend-Janssen collaboration. At Legend, he led the development of Cilta-cel, an autologous BCMA CAR-T cell therapy, as well as other cell therapies. Earlier, he worked for Celgene Corporation (now a Bristol Myers Squibb Company), serving as the head of global medical affairs for CAR-T cell programs and head of hematology and immuno-oncology for U.S. medical affairs. At Celgene, he was responsible for the strategic direction and management of Celgene’s CAR-T cell and immuno-oncology therapy portfolios. He built a comprehensive clinical research alliance and developed an immuno-oncology network with researchers to harness scientific learnings and advance clinical development for targeted patient outcomes. At Celgene, he was responsible for the global medical strategy supporting the clinical development of ABECMA® in multiple myeloma and BREYANZI® in lymphoma, both autologous CAR-T cell therapies. He previously held global clinical leadership positions of increasing responsibility for oncology programs at Novartis, Merck, and Genta, Inc.

Dr. Rizvi received his medical degree from Dow Medical College and spent several years in direct patient care before joining Saint Vincent’s Comprehensive Cancer Center in New York. Dr. Rizvi has authored numerous peer-reviewed publications and is a member of the American Society of Clinical Oncology, the American Society of Hematology, the American Society for Transplantation and Cellular Therapy, and other professional organizations.

About Caribou’s Novel Next-Generation CRISPR Platform

CRISPR genome editing uses easily designed, modular biological tools to make DNA changes in living cells. There are two basic components of Type II CRISPR systems: the nuclease protein that cuts DNA and the RNA molecule(s) that guide the nuclease to generate a site-specific, double-stranded break, leading to an edit at the targeted genomic site. CRISPR systems occasionally edit unintended genomic sites, known as off-target editing, which may lead to harmful effects on cellular function and phenotype. In response to this challenge, Caribou has developed chRDNAs (pronounced “chardonnays”), RNA-DNA hybrid guides that direct substantially more precise genome editing compared to all-RNA guides. Caribou is deploying the power of its Cas12a chRDNA technology to carry out high efficiency multiple edits, including multiplex gene insertions, to develop CRISPR-edited therapies.

About Caribou Biosciences, Inc.

Caribou Biosciences is a clinical-stage CRISPR genome-editing biopharmaceutical company dedicated to developing transformative therapies for patients with devastating diseases. The company’s genome-editing platform, including its proprietary Cas12a chRDNA technology, enables superior precision to develop cell therapies that are specifically engineered for enhanced persistence. Caribou is advancing a pipeline of off-the-shelf CAR-T and CAR-NK cell therapies for the treatment of patients with hematologic malignancies and solid tumors.

Follow us @CaribouBio and visit www.cariboubio.com.

“Caribou Biosciences” and the Caribou logo are registered trademarks of Caribou Biosciences, Inc.

ABECMA® and BREYANZI® are registered trademarks of Bristol Myers Squibb.

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements related to Caribou’s strategy, plans and objectives, and expectations regarding its clinical and preclinical development programs, including its timing expectations regarding the foregoing including the expected timing of disclosure of initial data, future IND filings, and target selection for Caribou’s first CAR-NK cell therapy. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements are subject to risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements. Risks and uncertainties include without limitation the risks inherent in drug development such as those associated with the initiation, cost, timing, progress and results of current and future research and development programs, preclinical studies, and clinical trials, as well as other risk factors described from time to time in Caribou’s filings with the Securities and Exchange Commission, including its final prospectus filed on July 23, 2021. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. Except as required by law, Caribou undertakes no obligation to update publicly any forward-looking statements for any reason.

Caribou Biosciences, Inc. Contacts:
Amy Figueroa, CFA
Investor Relations and Corporate Communications
afigueroa@cariboubio.com

Investors:
Elizabeth Wolffe, Ph.D., and Sylvia Wheeler
Wheelhouse LSA
lwolffe@wheelhouselsa.com
swheeler@wheelhouselsa.com

Media:
Greg Kelley
Ogilvy
gregory.kelley@ogilvy.com
617-461-4023

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